Exhibit 10.47

SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is made and entered into as of December 1, 2004 (the “Effective Date”) by and among Kan Am Grundbesitz GmbH, a German company (“Kan Am Grundbesitz”), Kan Am Services Limited Partnership, a Delaware limited partnership (“Kan Am Services,” and collectively with Kan Am Grundbesitz, “Kan Am”), and The Mills Limited Partnership, a Delaware limited partnership (“TMLP”).

RECITALS:

WHEREAS, certain affiliates of Kan Am have invested in partnerships (the “JV Partnerships”) with TMLP or entities owned or controlled by TMLP or its predecessors in interest (collectively, the “Mills Entities”), which JV Partnerships owned and operated, directly or indirectly, “Mills type” shopping centers and malls and related properties (such affiliates of Kan Am are collectively referred to hereinafter as the “Kan Am Entities” and individually as a “Kan Am Entity”);

WHEREAS, the Kan Am Entities directly or indirectly contributed their interests in the JV Partnerships to TMLP in exchange for units of limited partnership in TMLP (the “TMLP Units”);

WHEREAS, certain of such Kan Am Entities have recently dissolved or distributed TMLP Units to their respective limited partners, most of whom are foreign persons within the meaning of Section 7701(a)(1) and (4) of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Kan Am Unitholders”);

WHEREAS, as of the date hereof, there are approximately two thousand (2,000) Kan Am Unitholders and it is anticipated that there will be additional Kan Am Unitholders, including as a result of the dissolution of, or distribution of TMLP Units by, Kan Am Entities; and

WHEREAS, TMLP desires to have Kan Am, as agent, provide the services described below to the Kan Am Unitholders for the account of TMLP on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.                                      Appointment and Delegation of Authority.

TMLP hereby appoints and employs Kan Am as TMLP’s agent to provide the Services (as defined below) for the term of this Agreement, beginning as of the Effective Date.  Kan Am accepts said appointment and agrees to provide such Services during the term of this Agreement in accordance with the terms and conditions hereinafter set forth.

2.                                      Services to be Provided by Kan Am.

Subject to satisfaction by TMLP of its obligations under Section 3, Kan Am shall provide the following services during the term of this Agreement (collectively, the “Services”):

a.                                       Regular Cash Distributions and Federal Withholding.

(i)                                     Kan Am shall deliver to the Kan Am Unitholders by check, wire transfer or other methods as may be approved by TMLP, quarterly distributions, net of amounts of federal, state and local withholding taxes withheld by TMLP, payable by TMLP to the Kan Am Unitholders on the later to occur of (A) two (2) Business Days after the Cash Payment Certificate referenced in Section 3(a) shall have been delivered by TMLP to Kan Am and (B) delivery by TMLP to Kan Am of immediately available funds in an amount sufficient to make such distributions.

(ii)                                  Kan Am shall cooperate with and provide assistance to TMLP in connection with TMLP’s efforts to estimate the amounts (in the aggregate and with respect to each individual Kan Am Unitholder) required to be withheld from each cash distribution pursuant to Sections 1445 and/or 1446 of the Code and state and local taxes, provided, however, that TMLP’s determination of the amounts to be withheld shall be final.

(iii)                               TMLP acknowledges that Kan Am, for its own account and solely at its risk, may, from time to time, aggregate distributions made in respect of the TMLP Units with other payments due and owing by the Kan Am Entities (the “Kan Am Distributions”) to the Kan Am Unitholders, provided, however, that at the time of such Kan Am Distributions (A) Kan Am provides each Kan Am Unitholder with a reasonably detailed written breakdown of the components of each aggregated payment and (B) Kan Am shall be deemed to have made a representation to TMLP that, when Kan Am does so, it is acting for its own account and not as an agent of TMLP and that TMLP shall have no liability whatsoever with respect to the Kan Am Distributions.  Kan Am shall notify the Kan Am Unitholders that it has and will continue to make aggregate distributions as described above, and shall give the Kan Am Unitholders the right to require that Kan Am make such distributions pursuant to separate checks.

(iv)                              Within thirty (30) days following a written request from TMLP,  Kan Am shall provide TMLP with reasonably detailed backup information, including, without limitation, check registers and copies of checks, with respect to the most recent cash distributions paid by Kan Am to the Kan Am Unitholders, together with such other related information as may be requested by TMLP.  Kan Am shall maintain and reconcile accumulated uncashed checks and the amounts of those checks that are attributable to TMLP’s cash distributions (if TMLP’s cash distributions are aggregated with the Kan Am Distributions) and shall provide a summary of uncashed checks to TMLP on a quarterly basis.  If any check remains outstanding and uncashed on or after the 90th day following the date of its issuance, Kan Am will use reasonable efforts to deliver a letter to the payee of such check indicating that the check has not been cashed and that the check will expire on the 180th day following its issuance, and requesting that the payee deposit the check prior the expiration of the 180-day period.  If any check remains outstanding and uncashed after the 180th day following the date of the applicable check, Kan Am shall return the sums in respect of such TMLP’s cash distributions included in such uncashed check (less the full amount of any associated stop payment fee actually incurred by Kan Am or one-half the amount of any associated stop payment fee actually incurred by Kan Am in the event such check includes Kan Am Distributions) to TMLP and once returned, Kan Am will not have any further obligation to distribute such amount to the Kan Am Unitholder that failed to cash the check. To the extent that any check issued in payment of distributions is less than the associated stop payment fee, Kan Am shall consult TMLP prior to issuing the stop payment order.  Notwithstanding the foregoing, if the payee of any uncashed check subsequently requests payment of the distribution amount represented by such check and TMLP satisfies its obligations under Section 3(a), Kan Am shall perform its obligations anew under this Section 2.

b.                                      Schedule K-1.  Within fifteen (15) days after Kan Am receives the federal and state Schedule K-1 referenced in Section 3(b), Kan Am shall deliver the Schedule K-1 to each Kan Am Unitholder (or such Kan Am Unitholder’s designated U.S. tax preparer) the Schedule K-1.

c.                                       Reports and Other Information.  If requested by TMLP from time to time, Kan Am shall cause to be delivered to each of the Kan Am Unitholders copies of the Annual Report to the Stockholders of The Mills Corporation, the general partner of TMLP (“TMC”), Annual Reports on Form 10-K of TMC or TMLP, Quarterly Reports on Form 10-Q of TMC or TMLP, or such other reports or communications as may be prepared by either TMC or TMLP within ten (10) Business Days after the same have been delivered by TMLP to Kan Am.

d.                                      Other Federal Tax Filings.

(i)                                     In connection with any redemptions effected by Kan Am Unitholders, Kan Am shall cooperate with and assist TMLP in connection with the preparation of IRS Forms 8288 and 8288-A.

(ii)                                  To the extent timely provided by TMLP, Kan Am shall forward to the Kan Am Unitholders, together with federal and state Schedule K-1’s, copies of all IRS Forms 8804, 8805 and 8813 prepared by or on behalf of TMLP with respect to each Kan Am Unitholder.

(iii)                               Within thirty (30) days after the end of each Expiration Date, Kan Am shall provide TMLP with an updated list of those TMLP Units that are held jointly for legal purposes.  In each case, such updated list shall indicate how the ownership of the jointly held TMLP Units are to be treated for tax purposes.

e.                                       Redemptions of TMLP Units.  Subject to Section 8(b) of this Agreement, Kan Am shall cooperate with and provide assistance to TMLP in connection with the redemption from time to time of TMLP Units held by the Kan Am Unitholders for, at the option of TMC (in the event TMC has assumed the redemption obligation on behalf of TMLP), shares of TMC’s common stock or cash and shall, upon request of TMLP, forward to the Kan Am Unitholders such documents as are reasonably necessary, appropriate or desirable in connection with any such redemptions.  In furtherance of the foregoing, Kan Am shall, among other things, (i) cause all original redemption notices and requests and other necessary documentation to be sent to its offices in Germany (the ”Office”), (ii) cause the Office to process such redemption notices and requests, listing the number of units held by each redeeming Kan Am Unitholder and the number of units being so redeemed by such unitholder, (iii) assist TMLP in verifying the identity of each Kan Am Unitholder requesting the redemption, (iv) assist TMLP in determining amounts required to be withheld under Sections 1445 and/or 1446 of the Code with respect to each redemption, and (v) facilitate payments, if any, by Kan Am Unitholders to TMLP in connection with any redemption.  The original redemption notices, supporting documentation and materials prepared by Kan Am pursuant to the redemptions shall be delivered by Kan Am to TMLP promptly but in no event later than the day on which the redemption period is set to expire (which, unless otherwise modified in writing by TMC, shall be the 30th day following the filing of a Quarterly Report on Form 10-Q or Annual Report on Form 10-K by TMC or by TMLP if TMLP files such reports with the SEC, or if such 30 th day is not a Business Day, the next Business Day following the expiration of such 30-day period) (the “Expiration Date”).  If the original redemption notices and the supporting documentation are not received by TMLP by the Expiration Date, the redemptions shall not be deemed effective for such redemption period.

f.                                         Transfers of TMLP Units.

(i)                                     General.  Kan Am shall cooperate with and provide assistance to TMLP in connection with any transfer of TMLP Units by Kan Am Unitholders in accordance with the terms of the TMLP Partnership Agreement.

(ii)                                  Transfers Upon Death.  At such time as Kan Am becomes aware of the death of a Kan Am Unitholder, Kan Am shall request a copy of the death certificate of the deceased Kan Am Unitholder and shall deliver a copy of such death certificate to TMLP promptly following receipt.  Kan Am shall use reasonable efforts thereafter to obtain a copy of the certificate of inheritance following the settlement of the deceased unitholder’s estate, and shall deliver a copy of such certificate to TMLP promptly following receipt.  Once Kan Am has reviewed the foregoing death certificate and certificate of inheritance, Kan Am shall send to TMLP a certificate (the ”Transfer Certificate”) stating, among other things, that (A) to its knowledge, it has received all necessary documentation supporting the transfer submitted on behalf of the deceased unitholder, (B) it has reviewed all such documentation, and (C) to its knowledge, such proposed transfer is consistent with the local law.  Each of TMLP and Kan Am understands and acknowledges that no transfers of TMLP Units that result from the death of a Kan Am Unitholder will be recorded on TMLP’s books and records until TMLP has received the Transfer Certificate from Kan Am.  For federal income tax purposes, TMLP shall not be obligated to treat the death as occurring any earlier than in the year in which it was notified by Kan Am.

g.                                      General Matters.  In addition, Kan Am shall provide the following Services:

(i)                                     Communicating with the Kan Am Unitholders for such purposes as TMLP may reasonably determine including, without limitation, for obtaining the consent of the Kan Am Unitholders as provided in the TMLP Partnership Agreement;

(ii)                                  Researching and responding to all written Kan Am Unitholder inquiries; and

(iii)                               Reconciling paid and outstanding cash payments.

3.                                      Responsibilities of TMLP.

In order to facilitate the provision by Kan Am of the Services, TMLP shall have the following obligations under this Agreement:

a.                                       Cash Distributions and Federal Withholding.  In connection with each cash distribution to be made to the Kan Am Unitholders:

(i)                                     Not later than two (2) Business Days prior to the payment date of such cash distribution, TMLP shall furnish to Kan Am a certificate (a “Cash Payment Certificate”) setting forth:

(A)                              the date of the declaration of such cash distribution;

(B)                                the record date as of which Kan Am Unitholders are entitled to payment;

(C)                                the payment date on which the cash distribution is to be paid;

(D)                               the aggregate amount of the cash distribution;

(E)                                 the gross amount per TMLP Unit of such cash distribution that the Kan Am Unitholders are entitled to receive;

(F)                                 TMLP’s estimate of the aggregate amount required to be withheld from the cash distributions due to the Kan Am Unitholders pursuant to Sections 1445 and/or 1446 of the Code; and

(G)                                the net amount (in the aggregate and per TMLP Unit) of such cash distribution, after withholding, that the Kan Am Unitholders are entitled to receive.

(ii)                                  On or prior to the payment date specified in the Cash Payment Certificate, TMLP shall wire transfer to an account designated by Kan Am an amount of cash sufficient for Kan Am to make the net payment specified in the Cash Payment Certificate to the Kan Am Unitholders of record as of the applicable record date for such payment date.  Kan Am shall not be liable for any improper payment made in accordance with the Cash Payment Certificate.

(iii)                               TMLP hereby authorizes Kan Am to stop payment of checks issued by Kan Am in payment of distributions, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and Kan Am shall issue and deliver duplicate checks in replacement thereof (less the amount of any associated stop payment fee actually incurred by Kan Am, if Kan Am determines in its reasonable judgment that the payee should be responsible for such fee).  Any associated stop payment fee not paid by the payee shall be borne by Kan Am and/or TMLP as determined by such parties in light of the circumstances.  To the extent that any check issued in payment of distributions is less than the associated stop payment fee, Kan Am shall consult TMLP prior to issuing the stop payment order.

(iv)                              With Kan Am’s assistance, TMLP shall estimate the aggregate amount required to be withheld from the cash distributions due to the Kan Am Unitholders pursuant to Sections 1445 and/or 1446 of the Code, and shall remit such withholding amounts to the United States Treasury in accordance with applicable law.

(v)                                 Within fifteen (15) days or a reasonable time after TMLP files its annual tax returns with the United States Internal Revenue Service (“IRS”) (including any returns required to be filed with respect to withholding amounts), TMLP shall deliver to Kan Am a certificate containing a schedule that reconciles the aggregate amount withheld from the Kan Am Unitholders and remitted to the United States Treasury during the applicable tax year (the ”Quarterly Payments”) with the actual amounts due and owing for such tax year as set forth in TMLP’s tax returns (the “Withholding Obligation”).   To the extent that the Withholding Obligation exceeds the Quarterly Payments, TMLP shall be solely liable for making any additional payments to the United States Treasury as may be necessary to cause the full Withholding Obligation to be paid, provided, that, TMLP shall be entitled to recoup such amounts from the appropriate Kan Am Unitholder by withholding such additional amount from his or her future distributions or upon redemption.  To the extent that the Quarterly Payments exceed the Withholding Obligation, TMLP shall send such excess amounts to Kan Am and Kan Am shall cause the Kan Am Unitholders to receive their respective shares of such refunds.

b.                                      Schedule K-1.  Within one hundred fifty (150) days or a reasonable time following the end of each calendar year, TMLP shall cause to be delivered to Kan Am with respect to each Kan Am Unitholder all data and information included as part of such Kan Am Unitholder’s Schedule K-1 with respect to such calendar year.  Such information shall be delivered in electronic form, shall be embedded in a Microsoft Excel spreadsheet in a format reasonably acceptable to Kan Am and shall aggregate such information with respect to each Kan Am Unitholder Group.  For the purposes of this Agreement, “Kan Am Unitholder Group” shall mean, with respect to each Kan Am Entity, the group of Kan Am Unitholders (and  their successors and assigns) that received TMLP Units pursuant to one or more distributions of the TMLP Units owned by such Kan Am Entity.

c.                                       Other Information.  From time to time, TMLP shall cause to be delivered to Kan Am such information and materials that TMLP desires to be distributed to the Kan Am Unitholders and Kan Am shall cooperate to deliver or cause to be delivered such materials to the Kan Am Unitholders promptly after receipt from TMLP.  If TMLP requests pursuant to this Section or Section 2(g)(i) that Kan Am deliver additional communications from TMLP to the

Kan Am Unitholders, TMLP shall deliver sufficient copies of all such communications to Kan Am in accordance with instructions provided to TMLP by Kan Am.  TMLP shall be solely responsible for the contents of all financial reports delivered to Kan Am for distribution to the Kan Am Unitholders relating to TMLP.

d.                                      Other Federal Tax Filings.

(i)                                     Within one hundred fifty (150) days or a reasonable time after the end of each calendar year, TMLP shall prepare and deliver to Kan Am all required IRS Forms 8804, 8805 and 8813 with respect to the Kan Am Unitholders.  TMLP shall cause the same to be filed with the IRS, and shall cause copies of the same to be delivered to Kan Am.

(ii)                                  In connection with any redemptions effected by the Kan Am Unitholders, TMLP shall cause to be filed timely with the IRS all returns and other filings required by law to be filed by TMLP pursuant to Section 1445 of the Code, including without limitation IRS Form 8288 and IRS Form 8288-A.  TMLP shall cause copies of all such filings to be delivered to Kan Am within fifteen (15) days after such filings have been made with the IRS.

e.                                       Delivery of Documents and Monies.  All documents, data and monies required to be delivered by TMLP to Kan Am under this Agreement shall be delivered in accordance with the instructions attached hereto as Exhibit A, provided, that, Kan Am shall have the right upon notice to TMLP to modify such instructions at any time and from time to time.

4.                                      Standards for Performance; Agents.

a.                                       Standard of Care.  Kan Am shall at all times act in good faith and agrees to use all commercially reasonable efforts within reasonable time limits to ensure that all services performed under this Agreement are accurate and are performed in a manner that is consistent with the standards of professional providers of similar services in the United States, but shall have no liability for its failure or inability to do so except as a result of its own or its employees’ gross negligence, bad faith, willful misconduct or similar acts or omissions of acts.  The Services may be performed solely by Kan Am Services, solely by Kan Am Grundbesitz or collaboratively by Kan Am Services and Kan Am Grundbesitz, and each of Kan Am Services and Kan Am Grundbesitz may delegate its rights and obligations to the other without the consent of or prior notice to TMLP, provided that Kan Am shall provide TMLP with timely notice of such delegation for purposes of determining to which of the Kan Am Entities TMLP is required to provide payments and notices pursuant to this Agreement.

b.                                      Agents and Attorneys-In-Fact.  Kan Am may employ agents or attorneys-in-fact with the prior written authorization of TMLP to assist it in performing the Services.  Upon the request of TMLP, Kan Am shall provide TMLP with evidence of the financial viability of any such agents or attorney’s-in-fact.

5.                                      Compensation.

a.                                       Fees.

(i)                                     Commencing January 1, 2004, Kan Am shall be entitled to receive for its Services hereunder a quarterly fee (the “Fee”) in accordance with the following schedule:

Quarterly Fee	Number of Kan Am Unitholders** of Record as of the first day of the calendar quarter

$25,000	more than 2,000

$22,500	1,800 to 2,000

$20,000	1,600 to 1,799

$17,500	1,400 to 1,599

$15,000	fewer than 1,400

**For purposes of determining the amount of the Fee under this Section 5, joint unitholders shall be counted as a single unitholder

The Fee shall be paid within thirty (30) days after the end of each calendar quarter, except that the Fee for the first, second and third quarters of 2004 shall be payable within forty (45) days after the date of this Agreement.

(ii)                                  TMLP and Kan Am acknowledge and agree that Kan Am has provided Services during 2003 for which it has not been compensated.  In full satisfaction of a payment for such Services rendered, TMLP shall pay to Kan Am, within forty (45) days after the date of this Agreement, the sum of $100,000, plus out-of-pocket expenses incurred by Kan Am in connection with performing its obligations hereunder in an amount mutually agreed by TMLP and Kan Am.

b.                                      Number and Identity of Kan Am Unitholders.

(i)                                     Kan Am has heretofore delivered to TMLP a current list of the names and taxpayer identification numbers (where known) of the Kan Am Unitholders as of the date of this Agreement.  Kan Am shall deliver to TMLP an updated list of Kan Am Unitholders within thirty (30) days after each Expiration Date.  Kan Am and TMLP shall exchange information and documentation regarding the number and identity of Kan Am Unitholders to the extent necessary to maintain an accurate list of such Kan Am Unitholders.  So long as each of Kan Am Services and Kan Am Grundbesitz is an acceptance agent for the IRS, it shall, to the extent reasonably necessary, assist Kan Am Unitholders in applying for taxpayer identification numbers.

(ii)                                  Subject to the provisions of Section 8, this Agreement shall be deemed terminated with respect to a Kan Am Unitholder for purposes of determining the number of Kan Am Unitholders as to which the Quarterly Fee is payable, and as to which the Services are to be provided hereunder, as of the date on which (A) all of the TMLP Units held by such Kan Am Unitholder have been redeemed or transferred and (B) a United States federal tax return has been filed with respect to the year in which such redemption or transfer occurred.

c.                                       Certain Expenses.  Kan Am shall be entitled to reimbursement from TMLP for the reasonable out-of-pocket costs incurred by Kan Am in connection with the performance by Kan Am of the Services rendered hereunder, including without limitation, costs of maintaining bank accounts and retaining agents or attorneys-in-fact as permitted under Section 4(b).  Such expenses shall be reimbursed by TMLP within thirty (30) days of receipt by TMLP of an invoice detailing such costs incurred; provided, however, that Kan Am shall not be entitled to invoice TMLP more than once each calendar quarter.

d.                                      Kan Am acknowledges and agrees that it shall not charge the Kan Am Unitholders any fees or seek or receive any reimbursement from the Kan Am Unitholders for any of the Services provided or related to this Agreement.

6.                                      Status of the Parties.  It is expressly understood and agreed that Kan Am shall act as an independent contractor and agent of TMLP in the performance of this Agreement.  No provision hereof shall be deemed or construed to create a partnership or a joint venture between Kan Am and TMLP.

7.                                      Term and Termination of this Agreement.

a.                                       Term.  The initial term (“Initial Term”) of this Agreement shall commence with the Effective Date and, unless sooner terminated as herein provided, shall continue for a period of two (2) years, and shall automatically renew for one (1) year successive periods (each, a “Renewal Term”) following the expiration of the Initial Term and each Renewal Term.  Either party shall have the right to terminate this Agreement effective on the last day of the Initial Term or any Renewal Term by written notice to the other party not less than ninety (90) days prior to the expiration of the Initial Term or such Renewal Term, as applicable.

b.                                      Termination by TMLP.  This Agreement may be terminated for cause by TMLP in the event of breach by Kan Am of its obligation under this Agreement, which breach is not cured within thirty days after notice by TMLP.

c.                                       Termination by Kan Am.  This Agreement may be terminated for cause by Kan Am in the event:

(i)                                     that Kan Am fails to receive payment of any amount due to Kan Am hereunder, and such failure continues for a period of ten (10) days after Kan Am’s written notice thereof to TMLP; and

(ii)                                  of breach by TMLP of its obligation under this Agreement, which breach is not cured within thirty days after notice by Kan Am.

d.                                      Survival.  No termination of this Agreement shall affect any obligation owing by any party hereto which accrued prior to the effective date of such termination.  The provisions and terms of Sections 8, 9 and 13 shall survive the expiration or termination of this Agreement.

8.                                      Confidentiality.

a.                                       Covenant.  Kan Am agrees that it will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers’ lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, used or gained by Kan Am during performance under this Agreement except (i) as may be required by law, regulation, judicial or administrative process, or (ii) to the extent such information (A) shall have otherwise become publicly available (including, without limitation, any information filed with any governmental agency and available to the public) other than as the result of a disclosure by Kan Am or any of its personnel in breach hereof, (B) becomes available to Kan Am on a nonconfidential basis from a source other than TMLP which Kan Am reasonably believes is not prohibited from disclosing such information to Kan Am by obligation to TMLP, (C) is known by Kan Am prior to its receipt from TMLP without any obligation of confidentiality with respect thereto, or (D) is developed by Kan Am independently of any disclosures made by TMLP to Kan Am of such information.  Kan Am further covenants and agrees to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of Kan Am and its successors and assigns.

b.                                      Limitation of Redemption of Certain Kan Am Persons.  Kan Am and TMLP acknowledge that, in connection with the Services to be provided by Kan Am pursuant to this Agreement, certain officers or affiliates of Kan Am as set forth on Exhibit B, who are also Kan Am Unitholders (referred to hereinafter as the “Kan Am Persons”), may acquire certain knowledge about TMLP or transactions involving TMLP that may not be generally known to the public.  Such information may include, without limitation, knowledge of pending redemptions by the Kan Am Unitholders.  Each Kan Am Person agrees that any redemption notices submitted by such Kan Am Person with respect to a particular redemption period shall become effective on the later of (i) the applicable Expiration Date or (ii) the day on which the last batch of redemption notices from the Kan Am Unitholders are submitted to TMLP for the applicable redemption period (such date is referred to hereinafter as the “Kan Am Person Permitted Redemption Date”), provided, however, that in the event that the Kan Am Person Permitted Redemption Date would be after the commencement of TMC’s quarterly and annual earnings call “blackout period” applicable to its officers and directors (the “Earnings Call Blackout Period”), the Kan Am Person Permitted Redemption Date shall be the third business day prior to the applicable Earnings Call Blackout Period.  Nothing in this section or this Agreement shall be construed as a waiver or exception of the Earnings Call Blackout Period by TMC with respect to the Kan Am Persons.

9.                                      Indemnification.

a.                                       TMLP shall indemnify and hold harmless Kan Am and its directors, trustees, officers, employees, members, managers, partners, agents or representatives (the “Kan Am Indemnitees”) from and against any and all claims, demands, liabilities, losses, costs or expenses (including reasonable attorneys’ fees and expenses), judgment, award, amount paid in settlement, fine, penalty and liability of any and every kind incurred by or asserted against any of the Kan Am Indemnitees, by reason of (i) the contractual arrangement with Kan Am hereunder, (ii) the performance by Kan Am of the Services, (iii) the breach by TMLP of its obligations under the terms of this Agreement, (iv) the noncompliance by TMLP with applicable laws, and (v) the occurrence or existence of any event or circumstances which resulted or is alleged in any suit, action or proceeding (whether threatened, initiated or completed) by reason of any of the foregoing; provided, however, that TMLP shall have no obligation to indemnify the Kan Am Indemnitees under this Section 9(a) against such loss, cost or expense that results from, arises out of or is in any way connected with any negligence, bad faith, willful misconduct or similar acts, omissions, by or on the part of any of the Kan Am Indemnitees, its agents, employees or representatives.

b.                                      Kan Am Services and Kan Am Grundbesitz jointly and severally shall indemnify and hold harmless TMLP and its affiliates, and their directors, trustees, officers, employees, members, managers, partners, agents or representatives (the “TMLP Indemnitees”) from and against any and all claims, demands, liabilities, losses, costs or expenses (including reasonable attorneys’ fees and expenses), judgment, award, amount paid in settlement, fine, penalty and liability of any and every kind incurred by or asserted against any of the TMLP Indemnitees that results from, arises out of or is in any way connected with any negligence, bad faith, willful misconduct or similar acts, omissions, by or on the part of any of the Kan Am Indemnitees, its agents, employees or representatives in providing the Services pursuant to this Agreement.

c.                                       Limitation on Kan Am’s Obligations and Liability.  Anything contained herein or elsewhere to the contrary notwithstanding, Kan Am shall have no obligation to perform its obligations hereunder, no liability for failure to do so, and shall not be in default hereunder (i) if TMLP fails to provide all required funds as specified in this Agreement for such purposes, (ii) if TMLP fails to timely provide Kan Am with all documents, instruments, information and other materials that are reasonably required for Kan Am to perform the Services hereunder as specified in this Agreement, (iii) if TMLP fails to comply with applicable law, or (iv) Kan Am is prevented from performing, or is delayed in performing, its obligations due to a material default by TMLP in performing its obligations under this Agreement.

10.                               Representations, Warranties and Covenants of TMLP.   TMLP hereby represents and warrants to and covenants with Kan Am that:

a.                                       Organization, Standing and Authority.   TMLP (i) is a limited partnership formed, validly existing and in good standing under the laws of the State of Delaware; and (ii) has the partnership power to execute and deliver this Agreement, and has taken all necessary action to authorize the execution and delivery of this Agreement and the transactions contemplated hereby, and this Agreement constitutes a valid and binding obligation of TMLP, enforceable against TMLP in accordance with its terms.

b.                                      Authority.  The execution, delivery and performance of this Agreement does not (i) violate any provision of TMLP’s Partnership Agreement, (ii) violate any provision of, or result in the acceleration of any obligation under, any material mortgage, deed of trust, note, lien, lease, franchise, license, permit, contract, agreement, instrument, order, arbitration award, judgment, injunction or decree, or result in the termination of any material license, franchise, lease or permit to which TMLP is a party or by which it is bound other than such violation, acceleration or termination which will not have a material adverse effect on the financial condition and results of operations of TMLP and its subsidiaries taken as a whole; or (iii) except as may be required under applicable securities laws, require any filing with, notice to or permits, consent or approval of any U.S. governmental or regulatory body.

11.                               Representations, Warranties and Covenants of Kan Am.  Each of Kan Am Services and Kan Am Grundbesitz hereby represents and warrants to and covenants with TMLP that:

a.                                       Organization, Standing and Authority.  Each of Kan Am Services and Kan Am Grundbesitz (i) is an entity organized or formed, validly existing and in good standing under the laws of the jurisdiction pursuant to which it was organized or formed, (ii) has the power to execute and deliver this Agreement, and has taken all necessary action to authorize the execution and delivery of this Agreement and the transactions contemplated hereby, and this Agreement constitutes a valid and binding agreement of each of Kan Am Services and Kan Am Grundbesitz, enforceable against Kan Am Services and Kan Am Grundbesitz in accordance with its terms.

b.                                      Authority.  The execution, delivery and performance of this Agreement does not (i) violate any provision of the organizational documents of Kan Am Services or Kan Am Grundbesitz, (ii) violate any provision of, or result in the acceleration of any obligation under, any material mortgage, deed of trust, note, lien, lease, franchise, license, permit, contract, agreement, instrument, order, arbitration award, judgment, injunction or decree, or result in the termination of any material license, franchise, lease or permit to which Kan Am Services or Kan Am Grundbesitz is a party or by which any of them is bound other than such violation, acceleration or termination which will not have a material adverse effect on the financial condition and results of operations of either Kan Am Services or Kan Am Grundbesitz, as the case may be; or (iii) except as may be required under applicable securities laws, require any filing with, notice to or permits, consent or approval of any U.S. or German governmental or regulatory body.

12.                               Conditions Beyond Control of Parties.  Neither party shall be held liable for failure to comply with any of the terms of this Agreement when such failure has been caused solely by fire, labor dispute, strike, war, insurrection, government restrictions, force majeure, or act of God beyond the control and without fault on the part of the party involved, provided such party uses due diligence to remedy such failure to comply.

13.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.  Each of the parties hereto agrees to submit to the exclusive jurisdiction of the courts of the State of Delaware with respect to any dispute arising hereunder.

14.                               Notices.  Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by facsimile (confirmed by transmission receipt), by hand, including overnight delivery services, or sent by certified or registered mail, postage prepaid, return receipt requested:

To Kan Am Grundbesitz:	Kan Am Grundbesitz GmbH Widenmayerstrasse 6 80538 Munich Germany Attention: Karlheinz Fichtel Facsimile: 011-49-89-21010118. Email: KHF@kanam.de

To Kan Am Services:	Kan Am Services Limited Partnership The Forum - Suite 825 3290 Northside Parkway Atlanta, Georgia 30327
	Attention:	T. Kent Hammond
Vice President
	Facsimile:	404-239-0624
	Email:	tkhammond@kanamusa.com

To TMLP:	The Mills Corporation 1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209
	Attention:	Thomas E. Frost, Esq.
Executive Vice President and Secretary
	Facsimile:	703-526-5333
	Email:	tom.frost@themills.com

or at such other address as is from time to time designated by the party receiving the notice.  Any such notice which is properly mailed, as described above, shall be deemed to have been served as of three Business Days after said posting.

15.                               Definitions

Whenever used in this Agreement, the following words and phrases shall have the following meanings:

a.                                       “Business Day” shall be deemed to be each day on which banks are open for business in Delaware.

b.                                      “Cash Payment Certificate” shall have the meaning given to it in Section 3(a)(i).

c.                                       “Certificate” shall mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement to be given to Kan Am by TMLP, which is signed by any Officer.

d.                                      “Code” shall mean the Internal Revenue Code of 1986, as amended.

e.                                       “Earnings Call Blackout Period” shall have the meaning given to it in Section 8(b).

f.                                         “Effective Date” shall have the meaning given to it in the Preamble.

g.                                      “Expiration Date” shall have the meaning given to it in Section 2(e).

h.                                      “Initial Term” shall have the meaning given to it in Section 7(a).

i.                                          “IRS” shall mean the Internal Revenue Service.

j.                                          “JV Partnerships” shall have the meaning given to it in the Recitals.

k.                                       “Kan Am” shall have the meaning given to it in the Preambles.

l.                                          “Kan Am Distributions” shall have the meaning given to it in Section 2(a)(iii).

m.                                    “Kan Am Entity” or “Kan Am Entities” shall have the meaning given to it in the Recitals.

n.                                      “Kan Am Group” shall mean, with respect to each Kan Am Entity that has dissolved, the group of Kan Am Unitholders (and their successors and assigns) that received TMLP Units in exchange for their interests in such Kan Am Entity.

o.                                      “Kan Am Grundbesitz” shall have the meaning given to it in the Preambles.

p.                                      “Kan Am Indemnitees” shall have the meaning given to it in Section 9(a).

q.                                      “Kan Am Persons” shall have the meaning given to it in Section 8(b).

r.                                         “Kan Am Persons Permitted Redemption Date” shall have the meaning given to it in Section 8(b).

s.                                       “Kan Am Services” shall have the meaning given to it in the Preambles.

t.                                         “Kan Am Unitholders” shall have the meaning given to it in the Recitals.

u.                                      “Mills Entities” shall have the meaning given to it in the Recitals.

v.                                      “Office” shall have the meaning given to it in Section 2(e).

w.                                    “Officer” shall mean any of the following officers of TMC:  the Chief Executive Officer, President, any Vice President, the Secretary, the Chief Financial Officer, the Chief Accounting Officer, any Assistant Treasurer, and any Assistant Secretary duly authorized by the Board of Directors of TMC to execute any Certificate, instruction, notice or other instrument on behalf of TMLP and named in a Certificate.

x.                                        “Quarterly Payments” shall have the meaning given to it in Section 3(a)(iv).

y.                                      “Renewal Term” shall have the meaning given to it in Section 7(a).

z.                                        “Services” shall the meaning given to it in Section 2(a).

aa.                                 “TMC” shall mean The Mills Corporation, a Delaware corporation.

bb.                               “TMLP” shall have the meaning given to it in the Preambles.

cc.                                 “TMLP Indemnitees” shall have the meaning given to it in Section 9(b).

dd.                               “TMLP Partnership Agreement” shall mean the Agreement of Limited Partnership of TMLP, dated April 21, 1994, as amended.

ee.                                 “TMLP Units” shall mean the units of limited partnership of TMLP.

ff.                                     “Transfer Certificate” shall have the meaning given to it in Section 2(f)(ii).

gg.                               “Withholding Obligation” shall have the meaning given to it in Section 3(a)(iv).

16.                               Miscellaneous.

a.                                       Counterparts.  This Agreement has been executed in a number of identical counterparts, and each such counterpart shall be deemed to be an original instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

b.                                      Execution by Facsimile.  The execution and delivery of this Agreement by facsimile signature shall be sufficient for all purposes and shall be binding upon any party who so executes.

c.                                       Successors and Assigns.  This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns.  This Agreement shall not be assignable by either party without the prior written consent of the other party, provided, that, either Kan Am Services and/or Kan Am Grundbesitz shall have the right to assign its rights and/or obligations hereunder to any entity controlled by, in control of, or under common control with, Kan Am Services or Kan Am Grundbesitz, as the case may be.

d.                                      Collection of Funds.  Kan Am shall not be responsible for any money, whether or not represented by any check, draft or other instrument for the payment of money, received by it on behalf of TMLP until Kan Am actually receives and collects such funds.

e.                                       Invalid Provisions.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

f.                                         Headings.  The captions contained in this Agreement are inserted solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement.

g.                                      Entire Agreement and Amendment.  This Agreement sets forth the entire Agreement between the parties hereto and supersedes all prior written and oral understandings.  Any change, amendment or modification of this Agreement must be in writing and signed by all the parties hereto.

[signature pages follow]

IN WITNESS WHEREOF, TMLP and Kan Am have caused this Agreement to be executed by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written.

THE MILLS LIMITED PARTNERSHIP
By: The Mills Corporation, its general partner

By:	/s/ MJ Morrow
Name: Mary Jane Morrow
Title: Executive Vice President and Chief Financial Officer

KAN AM GRUNDBESITZ GmbH

By:	/s/ Karlheinz Fichtl
Name: Karlheinz Fichtl
Title: Geschaetsfuehrer

KAN AM SERVICES LIMITED PARTNERSHIP

By:	/s/ T. Kent Hammond
Name: T. Kent Hammond
Title: Vice President

Solely with respect to the obligations set forth in Section 8(b):

/s/ Dietrich Von Boetticher
Dietrich von Boetticher

/s/ Franz von Perfal
Franz von Perfall

/s/ James Braithwaite
James C. Braithwaite

EXHIBIT A

DELIVERY INSTRUCTIONS

The following items required to be delivered by TMLP in accordance with the Agreement shall be delivered as directed below:

1.               Schedule K-1 data and information:

Kan Am Services

The Forum – Suite 825

3290 Northside Parkway

Atlanta, GA  30327

Attention:  T. Kent Hammond

Facsimile:     404-239-0624

Email:                 tkhammond@kanamusa.com

2.               Distributions and other payments:

Wire instructions for Hypo Bank New York:

Deutsche Bank, Munich

SWIFT code DEUTDEMM

Account #  2413979

For the account of Kan Am Grundbesitz GmbH

3.               Periodic Financial Reports:

Kan Am Grundbesitz GmbH

Widenmayerstrasse 6

80538 Munich

Germany

Attention:  Karlheinz Fichtel

Facsimile: 011-49-89-21010118

Email:  KHF@kanam.de

EXHIBIT B

LIST OF KAN AM PERSONS

1.                                       Dietrich von Boetticher

2.                                       Franz von Perfall

3.                                       James C. Braithwaite